Exhibit 10.27

Floating Mortgage Agreement (Maximum Amount)

(Ref No.: CL201511002-FM-001)

Part I Execution Page	Agreement Ref. No.: CL201511002-FM-001

Execution Page

Mortgagee	Mortgagor

SPD SILICON VALLEY BANK CO., LTD.	Beijing Secoo Trading Limited

with address at	with address at

21/F, Block B, Baoland Plaza,	Room 2405, Building No. 31, No. 25, Yuetan
No. 588, Dalian Road, Shanghai 200082	North Street, Xicheng District, Beijing

hereinafter referred to as “Mortgagee”	hereinafter referred to as “Mortgagor”

The parties above hereby agree to and accept all terms and conditions set forth in this Agreement. The Mortgagor hereby confirms that sufficient interpretations and explanations have been made by the Mortgagee in relation to the clauses hereunder and all of them have been understood, agreed and acknowledged by the Mortgagor completely.

Accordingly, the above parties execute as follows:

/s/ Harvey Lum	/s/ Richard Rixue Li
Mortgagee’s Authorized Signature	Mortgagor’s Authorized Signature
on behalf of	on behalf of
Seal	Seal
Date 2017.05.08	Date 2017.05.08

Part II Content	Agreement Ref. No.: CL201511002-FM-001

Content

For the security of the well performance of the obligations under the Principal Contract (as defined hereunder) by the Debtor (as defined hereunder) and ensuring the recovery of the Mortgagee’s right of credit, the Mortgagor hereof agrees to set up a mortgage to the Mortgagee with all of its currently existing and future equipments and machines for production, raw materials, semi-manufactured productions, finished productions and any other inventory, and designate the Mortgagee hereunder as the first-priority mortgagee.

Therefore, a mortgage agreement (“the Agreement”) is reached by and between the Mortgagor and the Mortgagee hereof as follows.

I     SPECIAL PROVISIONS

1.     Mortgage and the Category it Belongs to

(1)         The Mortgagor agrees to provide a mortgage to the Mortgagee with its Charged Property (as defined hereunder). In case of any circumstance that the Debtor (as defined hereunder) fails to repay the obligation due and payable under the Principal Contract (as defined hereunder), or that the right of mortgage may be exercised in accordance with the stipulations hereunder, the Mortgagee shall have the right to be repaid in the first priority upon the Charged Property at the realization of the Mortgage hereunder.

(2)         The Mortgage hereunder is a Floating Mortgage and Maximum Amount Mortgage in nature, with chattels as charged property.

2.     Charged Property

The Charged Property hereunder means: all of the Mortgagor’s currently existing and future equipments and machines for production, raw materials, semi-manufactured productions and finished productions

3.     Principal Contract

The Principal Contract hereunder means: a series of documents of claims and liabilities executed or performed between the Debtor and the Mortgagee hereunder within the stipulated Period for Claims’ Determination, including but not limited to Facility Agreement (Agreement No. CL201511002) dated May (Month) 11th (Day), 2016 and Amendment Agreement (Agreement No. CL201511002-001) dated May (Month) 11th (Day), 2017.

4.     Principal Amount secured by the Mortgage

The Principal Amount secured by the Guarantee means: the balance of one or several finances, provided by the Mortgagee to the Debtor within the Period for Claims’ Determination specified hereunder.

5.     Period for Claims’ Determination

(1)         The Period for Claims’ Determination hereunder refers to: from May (Month) 11th (Day), 2016 to Nov. (Month) 10th (Day), 2019.

(2)         For the avoidance of doubt, the wording of “Claim” in the preceding paragraph, includes the circumstances set forth below:

(a)         Any document in relation to the creditor’s rights or the debts, if only signed and/or sealed by the Debtor and the Mortgagee within the Period for Claims’ Determination, would be deemed complying with the requirements of this Agreement, and all debts arising therefrom would be secured by the maximum amount mortgage hereunder; and/or

(b)         Although no written documents in relation to the creditor’s rights or the debts is signed and/or sealed between the Debtor and the Mortgagee, some evidence exists proving the occurrence of such debts within the Period for Claims’ Determination.

(3)         For the avoidance of doubt, in respect of the debts under the document in relation to the creditor’s rights or the debts stated in item (a) of the preceding paragraph, even if the actual debt occurs practically after the expiry date of the Period for Claims’ Determination, it would also be secured by the maximum amount mortgage hereunder. The aforesaid debts occurred after the expiration date of the Period for Claims’ Determination includes, but not limited to, the circumstance as follows: any loan or credit line of loan is actually requested or drawn down after the expiration date of the Period for Claims’ Determination; any facility for purpose such as the issuance of the guarantee or the letter of credit is requested and utilized within the Period for Claims’ Determination and the Mortgagee issues the formal documents with commitment obligation, while the actual payment or advance under such documents occur after the expiration of the Period for Claims’ Determination; or, any facility for purpose such as the issuance of the guarantee or the letter of credit is requested for utilized after the expiration of the Period for Claims’ Determination.

(4)         For the avoidance of doubt, with respect to any debt under the circumstances stated in both item (a) and (b) of the preceding paragraph (2), even for the part of the debts that occur after the expiration of the Period for Claims’ Determination (e.g. the interest, penalty interest and other fees of an existing debt accrued after the expiration of the Period for Claims’ Determination), such part of the debts would also be secured by the maximum amount mortgage hereunder.

(5)         Special stipulations on the preceding debts (please check the appropriate box if it’s agreed by both parties; for the avoidance of doubt, please ensure that the selected item is consistent between English and Chinese version ).

☐            It is specially agreed between the Mortgagor and the Mortgagee that, all the existing and outstanding debts (if any) under any facility or loan agreement(s) which is entered into by both the Debtor and the Mortgagee prior to the Period for Claims’ Determination, would also be secured by the maximum amount mortgage hereunder.

6.     Maximum Limit of Claiming

The Maximum Limit of Claiming to the extent that the Mortgagor shall assume as a security liability under this Agreement shall be: RMB84,000,000.00 or its equivalents in other currency.

7.     The Debtor

The Debtor hereunder, in terms of this Agreement, refers to Beijing Secoo Trading Limited, KUTIANXIA (BEIJING) INFORMATION TECHNOLOGY CO., LTD. and Shanghai Secoo E-commerce Limited.

II     GENERAL PROVISIONS

1.              Secured Extent. The Secured Extent of this Guarantee hereunder covers the following items resulting from Principal Contract: the Principal Amount hereof, interest, penalty interest, required cash deposit, compound interest, penalty fine, damage compensation, assessment fees, notarization fees, commission, expenses for realization of the Mortgagee’s rights (including but not limited to litigation fees, property preservation fees, travel fees, auction fees, legal services fees and execution fees), the loss and damage resulting from the defaults of the Mortgagor and any other expenses payable by the Debtor under Principal Contract.

2.              Choice of Security Interests. When the Mortgagee intends to exercise the security interests due to any default of the Debtor under Principal Contract and/or that of the Mortgagor hereunder, if the Principal Amount secured hereunder is secured by both property security and non-property guarantee, the Mortgagee shall, at its full discretion, choose the security interest to be first claimed; namely, it may either recover the debts with the property security thereunder (including this Agreement) first, or require the Mortgagor to assume guaranteed liability thereunder first. The Mortgagor agrees that in any case, the Mortgagee’s failure to promptly exercise or Mortgagee’s delay in exercising any of its right under the other agreements to which the Debtor is a party, such rights including but not limited to right of claiming, right of security interest, right of relief under breach of contract, shall not be deemed as the Mortgagee’s intention to forego such rights to exercise or as a waiver thereof, and shall not preclude the exercise of any right hereunder.

3.     Representations and warranties. The Mortgagor

represents and warrants to the Mortgagee as follows; the Mortgagor confirms its understanding that the performance of any obligation hereunder by the Mortgagee is totally based on such Representations and Warranties.

(1)         The Mortgagor guarantees it is a legal person duly incorporated and validly existing under the laws of P. R. China (for the purpose of this Agreement, not including the laws of Hong Kong SAR, Macau SAR and the area of Taiwan, sic passim), and has full capacity for civil rights and to bear civil liabilities independently in accordance with PRC laws.

(2)         The Mortgagor, according to PRC laws, has full power to enter into this Agreement and exercise/perform rights and obligations hereunder, and has all necessary authorization and ratification in respect of the execution of this Agreement and the performance of the obligations hereunder.

(3)         The execution of this Agreement will neither constitute any breach of the laws, regulations, rules, judicial decisions, and awards that the Mortgagor shall abide by, nor conflict with its articles of association, any contracts/agreements it signed and any other obligations assumed by it.

(4)         All the provisions hereunder are the expression of true intention and interest made by the Mortgagor, and shall be legally binding thereupon.

(5)         All the financial statements provided by the Mortgagor to the Mortgagee are prepared in accordance with the general accounting standards it applied, which indicate the financial status of the Mortgagor truly and fairly; all the materials and documents in relation to this Agreement are truthful, effective, accurate, integral without any hidden facts purposely undisclosed to Mortgagee..

(6)         Subject to the clause 5 paragraph (3) of the General Provisions on the exceptional agreement of the Ordinary Course of Business, The Mortgagor has full and lawful ownership upon the Charged Property. In case that the Charged Property belongs to the kind of property which needs prior approvals or consents before its mortgage according to the laws or regulations, the Mortgagor guarantees it has obtained the said approvals or consents and the necessary procedure is completed. The Mortgagor confirms hereby there is not any dispute concerning the Mortgage’s ownership and disposal right, or any circumstance (such as sealing up, distrainment and etc.) which may influence the exercising of the mortgage right of the Mortgagee.

(7)         Subject to the clause 5 paragraph (3) of the General Provisions on the exceptional agreement of the Ordinary Course of Business, The Mortgagor confirms that except for the right of mortgage established in accordance with this Agreement, there is no other mortgage, pledge, lien or any other priority right which is (or is to be) established or maintained in any form upon the Charged Property (whether current or future).

(8)         The Mortgagor guarantees it shall duly complete all the formalities of filing, recording or registration that it shall assume to ensure the validity of this Agreement and its performance; it shall also bear all the taxes thereof.

(9)         The Mortgagor guarantees no any action or legal procedure is (or is to be) brought forward by any court, administration authorities or other concerned party, which may induce material adverse effects upon its business or financial status, including but not limited to the bankruptcy and liquidation.

4.     Covenants.

(1)         The Mortgagor shall abide by all laws and regulations in relation to this Agreement, keep in compliance with the obligations and liabilities hereunder.

(2)         Upon the Mortgagee’s request, the Mortgagor shall report to the Mortgagee of the status of the Charged Property at the end of each month in written form (chopped with the official seal), the report shall include but not limited to the following contents: the acquisition, addition, consumption and use of different types of Charged Property; the situation of the storage and maintenance of different types of Charged Property; the major or unusual incidents monthly occurred that may affect the value of Charged Property or the normal production and operation of mortgagor. The Mortgagee shall, at any time, have the right to, make the on-site verification on the status quo to the Charged Property, or require the Mortgagor to provide the written report or other relevant supporting information of the quantity, value and conditions of the Charged Property; or appoint the valuation agency to assess the value of the existing Charged Property, and such cost shall be borne by the Mortgagor.

(3)         For those items that circulation is restricted to be pledged, the Mortgagor shall assist the Mortgagee to handle the relevant procedures for such item, and ensure the pledge right is effectively established.

(4)         Subject to the clause 5 paragraph (3) of the General Provisions on the exceptional agreement of the Ordinary Course of Business, the Mortgagor shall keep the Charged Property in good and well condition, and shall agree to be inspected by the Mortgagee and its representatives upon the request of the Mortgagee. The reasonable suggestion about the well maintenance of the Mortgage made by the Mortgagee during the inspection shall be adopted and applied by the Mortgagor in time. The Mortgagor agrees that it shall bear all the expenses induced by the Mortgage keeping or maintaining.

(5)         If the Charged Property under this Agreement cease to operate as a Floating Mortgage by Crystallization and turn to operate as a fixed charge, in case that the value of the Charged Property is decreased for the action from the third party during Mortgage period, the compensation funds hereof shall be paid or delivered to the Mortgagee, and be used to recover the damage part of the Charged Property or to repay the debt hereof. If the Mortgagee considers the Charged Property has been damaged severely and could not be replaced again, it shall have the right to use the said compensation funds to prepay the debts in accordance with the stipulations of Principal Contract. The balance after the prepayment, if any, shall be returned to the Mortgagor.

(6)         Subject to the clause 5 paragraph (3) of the General Provisions on the exceptional agreement of the Ordinary Course of Business, without prior written consent of the Mortgagee, the Mortgagor shall not dispose of the Charged Property in any manner.

(7)         In case that the Mortgagor or the Charged Property is involved in any litigation, arbitration or administrative procedure, the Mortgagor shall immediately inform the Mortgagee of the details in written form.

(8)         The Mortgagor confirms it shall be liable for the completion of the formalities of Mortgage registration. The corresponding certificates (original), such as Registration of Other Rights over Mortgage, Registration of Mortgage and other title certificates, shall be kept by the Mortgagee.

(9)         The Mortgagor shall inform the Mortgagee in time of any event which may affect the Charged Property or its value (including but not limited to the significantly decreased of the value of the Charged Property that may substantially affect the mortgage right of the Mortgagee, and the damage or the loss of the Charged Property that happened after Crystallization). In case of requirement by the Mortgagee, the Mortgagor shall, within 3 business days, provide further security which shall be recognized and accepted by the Mortgagee. The unaffected part of the original Mortgage shall continue to be as security hereunder.

(10)  In case that the Mortgagee transfers or assigns its creditor’s rights under Principal Contract in whole or in part, the corresponding benefits of Mortgage hereunder shall be transferred to the assignee at the same time. The Mortgagor shall assist to complete the necessary legal procedures, and shall continue to assume the security liability within the original Secured Extent.

(11)  The Mortgagor shall not take any action which may affect or harm the rights of the Mortgagee over the Mortgage or hereunder.

(12)  During the period of this Agreement, the Mortgagee shall have the right to require the Mortgagor to have part or entire of the Charged Property insured (especially of those non consumption goods like the machinery equipment) as the case may be, the Mortgagor shall actively cooperate upon the request of the Mortgagee and bear the cost.

(13) Special Conditions for the Supervision on the funds

related to the sale, lease and other related proceeds:-

(a)         The Mortgagor hereby acknowledges that, except previously agreed by the Mortgagee in written form, the Mortgagor ensure that all the funds related to the sale, lease and other related proceeds hereunder shall be paid to the following fund supervision account of the Mortgagor which is opened at the Mortgagee (“Fund Supervision Account”), continue to serve as the guarantee of the debt repayment under the Principal Contract, and accept the Mortgagee’s supervision, the Fund Supervision Account is:

(b)         The Mortgagor undertakes that, it shall not use the relevant funds in the Fund Supervision Account from the date of entering this Agreement to the date of all debts under the Principal Contract are discharged, subject to the usages listed below:- in payment of the relevant taxes, government fees and charges; in payment of the staff wages; in payment of the purchase of equipment costs; in payment of the daily operating costs of enterprises; in payment of the purchase price in ordinary course of business or service charges; and other purposes by the written consent of the Mortgagee.

(c)          The Mortgagor undertakes that, only after providing the real, effective and rational credentials or statements of the use of the payment stated herein, can it use the funds in the Fund Supervision Account.

5.              Crystallization and Fixed

(1)         The Crystallization of this Agreement refers to the event, process or status that will cause the mortgage under this Agreement cease to operate as a Floating Mortgage and will operate as a fixed charge, and the range of the Charged Property will fix. When the crystallization that stipulated by law or by this Agreement occurs, or at the time that the Mortgagee declare crystallization of the mortgage right in accordance with this Agreement, the

Mortgagor shall assume the responsibility of mortgage under this Agreement to the extent of the range of the Charged Property when it has been crystallized.

(2)         Each of the following circumstances shall constitute an event of Crystallization hereunder (Crystallization Event), Floating Mortgage will be crystallized when Crystallization Event occurs, and property of the mortgage will be fixed accordingly (unless otherwise provided by law):-

(a)         Any default of event as stipulated in this Agreement occurs, and the Mortgagee makes the declaration of Crystallization;

(b)         Any situation that agreed between the Mortgagor and Mortgagee to realize the mortgage right.

To the extent permitted by law, if several situations that may call Crystallization exist at the same time, the Mortgagee shall have the right, in its sole discretion, to select the situation and the time to declare the Crystallization.

(3)         Prior to Crystallization, the Mortgagor can use, consume or disposal of the relevant Charged Property in the ordinary course of business within the range that approved by this Agreement. When the product or other object which has been floated pledged (“Sold Object”) being sold, as long as the purchaser paid to the Mortgagor a reasonable price in good faith and on possession of such Sold Object, then the Sold Object will automatically be excluded from the range of Charged Property hereunder, and will not be regarded as the subject of Charged Property under this Agreement.

The Ordinary Course of Business mentioned above refers to:- the following business activities of the Mortgagor to maintain the normal production, operating conditions and for the purpose of gaining lawful business proceeds that are within the scope of the business and authorization and without ultra vires actions:- (a) the ordinary use of the machinery and equipment (including reasonable wastage/ depreciation), raw material consumption, further processing of the semi-finished products and sales practices on the product; (b) any other activity agreed by the Mortgagee that is an ordinary business activity.

(4)         Prior to Crystallization and after the signing of this Agreement, all production equipment, raw materials, semi-finished products or products accessed by the Mortgagor from time to time, will automatically be included in the scope of the Floating Mortgage, and as subject matter of the Floating Mortgage under this Agreement.

(5)         Prior to Crystallization and without the written consent of the Mortgagee, the Mortgagor shall not set up general fixed mortgage right, pledge right or other security interest on any specific mortgaged property which has been included into the range of the Floating Mortgage hereunder to any third party. After the signing of this Agreement, the Mortgagor shall not set up new Floating Mortgage on any mortgaged property which has been included into the range of the Floating Mortgage hereunder to any third party.

(6)         After Crystallization and without the written consent of the Mortgagee, the Mortgagor shall not disposal any crystallized mortgaged property (including the property that failed to be actually delivered or performed to a third party).

(7)         After Crystallization, the Mortgagor shall not set up any mortgage right, pledge right or any other rights on any crystallized mortgaged property (including the property that failed to be actually delivered or performed to a third party).

(8)         In accordance with law and this Agreement, once Crystallized, the Mortgagor shall, in a immediate and initiative manner(or upon the request of the Mortgagor), submit list of all the equipment, raw materials, semi-finished products or products that it has processed when Crystallization. For the pledge right or other security interest that being set upon the Charged Property by the Mortgagor to the third party before Crystallization without consent of the Mortgagee or in breach of this Agreement, the Mortgagor shall be responsible for eliminating them and recovering the Charged Property on its own expense(if required). Any liabilities arising therefrom shall be borne by the Mortgagor to the third party with its other assets (such as bank deposits) than the Charged

Property hereunder. For the sale and purchase agreements of the Charged Property that being entered before Crystallization, unless the object under such sale and purchase agreements has been delivered and the purchaser has paid reasonable price in good faith, the Mortgagor shall notify the purchaser to terminate the sale and purchase agreements. Any liabilities arising therefrom shall be borne by the Mortgagor to the third party with its other assets (such as bank deposits) than the Charged Property hereunder.

6.              Realization of Mortgage Right

(1)         In case that any events of default under this Agreement occurs, or other situation of realizing the mortgage right agreed by the parties occurs, and the Mortgagee decides Crystallization, the Mortgagee shall have the right to notify the Mortgagor that the Floating Mortgage hereunder be crystallized immediately. The notification obligation of the Mortgagee shall be deemed being performed upon the occurrence of each of the following situations:-

(a)         There is evidence to prove that the Mortgagee has sent the notice to the following designated contact person or that the Mortgagee has deliver the written notice to the following designated contact address:-

Designated contact information of the Mortgagor: Company Name: Same as the name of the Mortgagor listed at the head of this Agreement

Address of Delivery: Room 1503. Block C, Galaxy SOHO, Chaoyangmen Inner Street, Dongcheng District, Beijing

(b)         The Mortgagee has filed a suit to any court in respect of the Principal Contract or this Agreement.

(2)         After Crystallization, the Mortgagee shall have the right to dispose of the Crystallized mortgage property in accordance with the provisions of the laws and this Agreement, and to take any measures allowed by laws to realize the mortgage right.

(3)         Unless otherwise provided in PRC laws or in the Principal Contract, the proceeds acquired from the disposal of the security hereunder shall be distributed in the sequence set forth below:

a)    Any fee, penalty fine and compensation payable;

b)    Any penalty interest payable;

c)     Any interest payable;

d)    Any principal payable.

For the monies obtained after the enforcement of the Charged Property hereunder, if they exceed all the amount of the indebtedness secured by the Charged Property, the excess part shall belong and be returned to the Mortgagor.

7.              Expense and Fees.

(1)         The Mortgagor undertakes hereby, once requested, it shall immediately pay to the Mortgagee the related costs, expenses and fees (including litigation fee, reasonable attorney’s fee and other legal service fees) resulting from the exertion or protection of the rights/powers hereunder, or from any dispute in relation to this Agreement which is ascribed to the Mortgagor, or from any default by the Mortgagor hereunder.

(2)         The Mortgagor shall assume all of the stamp duty or any other taxes in relation to this Agreement or the transfer hereunder; in case of any failure or delay of the said payment which leads to the occurrence of any liability, fee, claiming and expense of the Mortgagee, the Mortgagor shall compensate for it.

8.              Deduction Authorization and Set-off. The Mortgagor hereby irrevocably authorizes, in case of any failure by the Mortgagor to pay the debts due and payable to the Mortgagee, the Mortgagee shall have the right to deduct corresponding amount directly (regardless of the currency and deposit term) in any account of the Mortgagor opened at the Mortgagee to repay the debt, without any prior notice; for the purpose of this Agreement, the Mortgagor confirms the Mortgagee shall, at its sole discretion, decide the applicable exchange rate of currency conversion, and any deposit loss or exchange risk resulting from such conversion shall be borne by the Mortgagor.

9.              Independence. The effectiveness of this Agreement is independent from that of the Principal Contract, and it will not be invalid or revocable due to the invalidity or revocation of Principal Contract. The invalidity or revocation of any term or condition hereunder shall not affect the validity of the other terms and conditions hereunder.

10.       Events of default. Each of the following circumstances shall constitute an event of default hereunder with respect to the Mortgagor:

(1)         Any default by the Debtor under Principal Contract;

(2)         Any failure by the Mortgagor to perform the obligations concerning the Mortgage Registration;

(3)         Without prior consent of the Mortgagee, the Mortgagor denotes, transfers, rents the Mortgage, or sets up new Floating Mortgage or general fix mortgage security thereupon, make the Charged Property as capital contribution or disposes of the Charged Property in any other form;

(4)         Prior to Crystallization, any damage, loss, substantially reduce of the value of the Charged Property, and upon requested by the Mortgagee, the Mortgagor fails to restore the value of the Charged Property, or fails to provide any other security that satisfied by the Mortgagee; After Crystallization, the value-decrease of the Charged Property due to the Mortgagor’s fault;

(5)         The Mortgagor fails to transfer all the funds related to the sale, lease and other related proceeds hereunder to the fund supervision account in accordance with this Agreement, or does not accept the fund supervision and does not use the funds in accordance with this Agreement;

(6)         Any presentation and warranty made by the Mortgagor is or proves to be incorrect or misleading in any material aspect, or the Mortgagor fails to perform or comply with any stipulations hereunder in any material aspect;

(7)         Any other default by the Mortgagor hereunder;

(8)         Any damage, loss, substantially reduce of the value of the Charged Property due to the third party’s fault, and the Mortgagor fails to dispose of the compensation funds in accordance with this Agreement;

(9)         Any other circumstances occurred by the Mortgagor that have material negative effect on the Mortgagor’s ability to fulfill its obligation under this Agreement.

11.       Disposal of default. In case of any of the aforesaid events of default, the Mortgagee shall have the right to adopt one or several measures below:

(1)         Delare the default of the Mortgagor under this Agreement, and require the Mortgagor to make prompt correction within designated correction period;

(2)         Delare the Crystallization in accordance with clause 6 of this Agreement; the Floating Mortgage will be crystallized and the property of the mortgage will be fixed accordingly;

(3)         Request the Mortgagor ceasing the use, consume, sale or disposal of the Crystallized Charged Property(including the property that failed to be actually delivered or performed to a third party), and request the Mortgagor to recover the mortgage property which does not belong to the ordinary course of business that disposed before Crystallization;

(4)         Dispose of the Charged Property and realize the Mortgage right according to the provisions hereunder and PRC laws;

(5)         Deduct the funds in the fund supervision account or other account of the Mortgagor;

(6)         Require the Debtor or the Mortgagor to provide new security;

(7)         File an action to competent People’s Court;

(8)         Take any other measure which is to the fullest extent allowed by PRC laws.

12.       Notice.

(1)         Any notice from one party to the other party shall be delivered to the address at the address stated at the beginning of this Agreement, unless such address is changed with written notice by the other party. Any notice delivered to the above address shall be deemed to have been received:- for mail, on the 7th business day following the registered delivery date to the main business address; for express, on the signing date of the receiver; for fax or E-mail, on the delivering date of the fax or E-mail. All the notices, requirements or any other communications shall be deemed to be received as they are actually received by the Mortgagee. The originals of the said notices and requirements delivered via fax shall be sent to the Mortgagee via express or mail after the said fax.

(2)         The Mortgagor consents and agrees, any summon or notice in relation to litigations/arbitrations shall be delivered or left to the address listed at the beginning of this Agreement. Once delivered or left to the said address, it shall be deemed as received by the Mortgagor. The Mortgagor undertakes to forego all claims of defense.

13.       Miscellaneous.

(1)         This Agreement will come into force upon the seal and signature of both parties, and will terminate when all the debts secured hereof are fully and completely repaid and the mortgage registration, if any, has been cancelled.

(2)         This Agreement shall be governed by and construed in accordance with the laws of P.R. China.

(3)         All disputes under or relating to this Agreement shall be settled through friendly negotiations; in case of any failure of negotiation, the dispute shall be referred to the jurisdiction of competent people’s court of the place where the Mortgagee is located. During the period of dispute, each party shall continue executing the clauses prescribed under the agreement which are not involved in the dispute.

(4)         This Agreement may be amended during the duration of this Agreement by the Parties, provided that such amendment shall be in writing and be drawn up in Schedules. Any Schedule is the integral part of this Agreement, all of which are of the same effect.

(5)         This Agreement shall be formed with both Chinese and English. In case of any discrepancy between the said versions, the Chinese version shall prevail.

(6)         Unless otherwise defined in this Agreement, the relevant words and phrases shall have the same meaning as in the Principal Contract.

(7)         This Agreement is made in TWO originals with equivalent legal effect; the Mortgagor and the Mortgagee keep one of them respectively.

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